EXECUTION COPY

PREEMPTIVE RIGHTS AND
BOARD NOMINEE AGREEMENT

This Preemptive Rights and Board Nominee Agreement (this “Agreement”) is made and entered into as of October 1, 2011, by and among PEOPLE’S LIBERATION, INC., a Delaware corporation (the “Company”), TENNMAN WR-T, INC., a Delaware corporation (“TWR”) (PPLB and TWR are herein collectively referred to as the “Parties”) and, with respect to Section 2 only, Al Gossett, an individual (“Gossett”).

RECITALS

A.           TWR and Bella Rose, LLC, a California limited liability company (“BR”), are parties to that certain Second Amended and Restated Limited Liability Company Operating Agreement of William Rast Sourcing, LLC, a California limited liability company (“WRS”), dated of even date herewith, pursuant to which the parties recapitalized and recharacterized BR’s and TWR’s membership interest in WRS on the terms set forth therein and, in part, for the consideration to be provided by WRS as set forth in this Agreement.

B.           TWR and BR are parties to that certain Second Amended and Restated Limited Liability Company Operating Agreement of William Rast Licensing, LLC, a California limited liability company (“WRL”), dated of even date herewith, pursuant to which the parties recapitalized and recharacterized BR’s and TWR’s membership interest in WRL on the terms set forth therein and, in part, for the consideration to be provided by WRL as set forth in this Agreement.

C.           TWR, WRS and WRL are parties to that certain Royalty Agreement, dated of even date herewith (the “Royalty Agreement”), which agreement provides for, among other things, the payment of consideration to TWR in respect of the recapitalization and recharacterization of the membership interests in each of WRL and WRS pursuant to the Second Amended and Restated Limited Liability Company Operating Agreements.

D.           In connection with the foregoing agreements, the Company desires to grant to TWR, and TWR desires to obtain from the Company, certain rights to subscribe for capital stock of the Company and to designate a nominee for election to the Board of Directors of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and on the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

1.           Preemptive Rights.

1.1          Right to Purchase New Securities.  The Company hereby grants to TWR the right to purchase up to twenty five percent (25%) of New Securities (as defined below) which the Company may, from time to time, propose to sell and issue after the date of this Agreement.  The preemptive right hereby granted to TWR is personal to TWR and may not be assigned or apportioned by TWR to any other Person other than Gossett.

1.2          New Securities.  For purposes hereof, “New Securities” shall mean any capital stock of the Company, including common stock, par value $0.001 per share, of the Company (the “Common Stock”), whether now authorized or not, and rights, convertible securities, options or warrants to purchase such capital stock, and securities of any type whatsoever that are, or may become, exercisable or convertible into capital stock; provided that the term “New Securities” does not include capital stock issued or issuable:

1.2.1           to officers, directors or employees of, or consultants or other service providers to, the Company in connection with grants and agreements pursuant to the Company’s existing or future equity compensation plans or agreements, provided such plans have been approved by the Board of Directors of the Company;

1.2.2           to prospective officers of the Company, in connection with and as an inducement to such officers becoming employed by the Company;

1.2.3           upon exercise of options or warrants outstanding as of the date of this Agreement;

1.2.4           to strategic partners, lenders or lessors in connection with commercial credit arrangements, equipment financings, vendor financing arrangements, product production arrangements, commercial property lease transactions or similar transactions that do not primarily involve the sale of equity securities for capital raising purposes; and

1.2.5           in connection with bona fide acquisitions, mergers or similar transactions.

1.3          Investor Status.  The preemptive right shall not be applicable if (a) at the time of such offering, TWR is not an “accredited investor” as that term is defined in Section 501(a) of the Securities Act of 1933, as amended, and (b) such offering of New Securities is otherwise being offered only to accredited investors.

1.4          Election Period.  In the event the Company proposes to undertake an issuance of New Securities, it shall give TWR written notice of its intention, describing the type of New Securities, and their price and the general terms upon which the Company proposes to issue the same.  TWR shall have five (5) business days after any such notice is mailed or delivered (the “Election Period”) to agree to purchase TWR’s share of such New Securities for the price and upon the terms specified in the notice by giving written notice to the Company.

1.5          Failure to Exercise Right.  If TWR fails to exercise fully its preemptive right within the Election Period, the Company shall have one hundred twenty (120) days thereafter to sell or enter into an agreement (pursuant to which the initial sale of New Securities covered thereby shall be closed, if at all, within one hundred twenty (120) days from the date of such agreement) to sell that portion of the New Securities with respect to which TWR’s preemptive right was not exercised, at a price and upon terms not more favorable to the purchasers thereof than specified in the Company’s notice to TWR delivered pursuant to Section 1.4.  In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such one hundred twenty (120) day period following the Election Period, or if the Company has not made an initial sale of New Securities within the one hundred twenty (120) day period following the date of said agreement, the Company shall not thereafter issue or sell any New Securities, without first again offering such securities to TWR in the manner provided in this Agreement.

1.6          Termination of Preemptive Right.  The preemptive right granted under this Agreement shall terminate and expire upon, and shall not be applicable following the first to occur of (a) the fifth (5th) anniversary of the date of this Agreement, and (b) immediately upon the consummation of a Sale Transaction; provided such transaction is immediately followed by payment to TWR of the Liquidating Payment (as defined in the Second Amended and Restated Limited Liability Operating Agreement of WRS).   In addition, TWR shall not have the right to exercise its preemptive right at any time following and during the continuance of any material breach or material default by TWR or Justin Timberlake of any of their respective obligations under that certain Settlement and Release Agreement, of even date herewith, by and among the Company, TWR, BR, WRS, WRL, and Justin Timberlake (the “Settlement Agreement”), or any agreement entered into pursuant to the Settlement Agreement, and any New Securities sold by or agreed to be sold by the Company during the continuance of any such material breach or material default shall be sold by the Company without any obligations to TWR under this Agreement. For purposes hereof, a “Sale Transaction” shall mean the earliest to occur of (i) the voluntary or involuntary liquidation, dissolution or winding up of the Company followed by the Company’s distribution to holders of its membership interests of amounts to which such holders are entitled in respect of such interests as a result of the liquidation, dissolution or winding up of the Company; (ii) the sale of all or substantially all of the assets of the Company in one transaction or a series of related transactions; and (iii) the acquisition of the Company by another entity by means of merger, consolidation, share exchange, reorganization or otherwise pursuant to which equity interests of the Company are converted into or exchanged for cash, securities or other property of the acquiring entity or any of its affiliates and which results in the holders of voting securities (excluding shares of the surviving entity held by holders of equity interests of the Company acquired by means other than the exchange or conversion of the capital stock of the Company for shares of the surviving entity) of the Company immediately prior to such merger, consolidation, share exchange, reorganization or other transaction beneficially owning, directly or indirectly, less than a majority of the combined voting power of the surviving entity resulting from such merger, consolidation, share exchange, reorganization or other transaction.

2.           Board Nominee Agreement.

2.1          Board Nominee.  Subject to the terms and conditions of this Section 2, in connection with any director nominees to be submitted to the Company’s stockholders for election (whether at a stockholders’ meeting or by written consent), TWR shall have the right to designate Gossett as one of the Board’s nominees for director to be submitted to the Company’s stockholders for election, and if TWR so designates Gossett, then the Company shall include Gossett as one of the Board’s nominees.  The parties acknowledge that the Company currently has a staggered Board of Directors and that it is expected that the Gossett shall become a Class IIII Director as set forth in the Company’s Certificate of Incorporation.  Accordingly, the Company shall have no obligation to nominate Gossett for election at a particular stockholders’ meeting if Gossett is then serving on the Company’s Board of Directors for a term that extends beyond the date of the applicable stockholders’ meeting.

2.2         Qualification for Service on the Board.  TWR’s right to designate Gossett as a Board nominee pursuant to Section 2.1 above, the Company’s obligations with respect thereto, is conditional upon the following:

2.2.1           Gossett consenting in writing to serve as director if elected;

2.2.2           Gossett providing the Company with all information reasonably required in for a board appointment as requested by the Company from time to time concerning Gossett and his nomination, including his completion of the Company’s non-employee director questionnaire and providing the Company with all other information that the Company is required to include in its proxy statement with respect persons nominated by the Company’s Board of Directors;

2.2.3           Gossett complying at all times while serving on the Company’s Board of Directors, with all applicable laws including, without limitation, federal securities laws and state fiduciary duty laws; and

2.2.4           Gossett complying at all times while serving on the Company’s Board of Directors, with the Company’s policies applicable to all non-employee directors of the Company, including, without limitation, insider trading policies, confidentiality agreements, and codes of ethics.

If at any time Gossett fails to comply with his obligations under Section 2.2.1 through 2.2.4, the Company, upon approval of a majority of the Board of Directors then serving (other than Gossett, if then a director), may provide Gossett written notice of his failure to so comply, which notice shall specify in reasonable detail Gossett’s failure to so comply.  If Gossett does not cure such failure within fifteen (15) days following the date written notice is provided to Gossett, then the Company’s obligations under this Section 2 shall terminate and be of no further force or effect, and Gossett shall immediately tender to the Board his resignation as a director of the Company, which resignation shall be effective upon receipt.

2.3          Initial Appointment.  As soon as practicable following the date hereof, the Board of Directors of the Company shall, by resolution of the Board, (a) increase the number of Class III Directors of the Board of Directors from one (1) to two (2), and (b) appoint Gossett to serve as a Class III Director to fill the vacancy created by such Board expansion. For so long as Gossett is serving on the Board, the Company shall maintain its current director & officer insurance policy or a policy that is substantially equivalent to such current policy.

2.4          Termination of Nominee Rights.  The Board nominee rights granted under this Agreement shall terminate and expire upon, and shall not be applicable following the first to occur of (I) the latest of (a) the termination of the royalty term with respect to WRL under the Royalty Agreement, (b) the termination of the royalty term with respect to WRS under the Royalty Agreement, (c) immediately prior to consummation of a Sale Transaction, or (d) the termination of the two-year post-termination exploitation period set forth in Section 10 of the Services Agreement; (II) the death or disability of Gossett; or (III) termination of the Board nominee rights in accordance with Section 2.2.  In addition, TWR shall not have the right to exercise its Board nominee rights at any time following and during the continuance of any material breach or material default by TWR or Justin Timberlake of any of their respective obligations under the Settlement Agreement or any agreement entered into pursuant to the Settlement Agreement.

3.           Miscellaneous.

3.1          Notices.  All notices, requests and other communications to any party hereunder shall be in writing, by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), or by facsimile, and shall be given:

(a)	if to the Company, to:

People’s Liberation, Inc.
1212 S. Flower St., 5th Floor
Los Angeles, CA 90015
Attention:  Chief Executive Officer
Facsimile:  (213) 745-2032

with copies to:

John J. McIlvery, Esq.
Stubbs Alderton & Markiles, LLP
15260 Ventura Boulevard, 20th Floor
Sherman Oaks, CA 91403
Facsimile: (818) 444-6302

(b)	if to TWR or Gossett:

c/o Al Gossett
1900 Covington Pike
Memphis, TN 38128
Facsimile: (901) 373-2047

with copies to:

Brad D. Rose, Esq.
Pryor Cashman LLP
7 Times Square
New York, NY  10036-6569
Facsimile: (212) 798-6369

or such other address or facsimile number as such party may hereafter specify by notice to the other Parties hereto.  Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and electronic confirmation of transmission is received or (b) if given by any other means, when delivered at the address specified in this Section 3.1.

3.2          Entire Agreement.  This Agreement contains the sole and entire agreement and understanding of the parties with respect to the entire subject matter of this Agreement, and any and all prior discussions, negotiations, commitments and understandings, whether oral or otherwise, related to the subject matter of this Agreement are hereby merged herein.

3.3          Assignment.  Except as expressly provided herein, no party may assign this Agreement, and any attempted or purported assignment or any delegation of any party’s duties or obligations arising under this Agreement to any third party or entity shall be deemed to be null and void, and shall constitute a material breach by such party of its duties and obligations under this Agreement.

3.4          Waiver and Amendment.  No provision of this Agreement may be waived unless in writing signed by all the parties to this Agreement, and waiver of any one provision of this Agreement shall not be deemed to be a waiver of any other provision.  This Agreement may be amended only by a written agreement executed by all of the parties to this Agreement.

3.5          Governing Law; Dispute Resolution.  This Agreement is governed by and will be interpreted according to California law, except for any choice of law rules.  Any controversy arising out of or relating to this Agreement, or any modification or extension thereof, shall be administered and fully and finally resolved before JAMS in Los Angeles, California, pursuant to its Comprehensive Arbitration Rules and Procedures.  Such dispute shall be resolved by a single arbitrator appointed in accordance with said Rules and Procedures.  The Parties consent that any process or notice of motion or other application to any court, and any paper in connection with arbitration, may be served by certified mail, return receipt requested or by personal service or in such other manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed.  Pending the arbitration award, the Parties shall have all rights to provisional remedies which they would have at law or equity, notwithstanding the existence of this agreement to arbitrate.  The arbitrators shall have no power to alter or modify any express provision of this Agreement (all of which provisions are hereby incorporated by reference into this arbitration provision) or to render an award which has the effect of altering or modifying any express provision hereof, provided, however, that any application for reformation of the contract shall be made to the arbitrators and not to any court and the arbitrators shall be empowered to determine whether valid grounds for reformation exist.  The Parties shall maintain the confidential nature of the arbitration proceeding and any award, including the hearing, except as may be necessary to prepare for or conduct the arbitration hearing on the merits, or except as may be necessary in connection with a court application for a preliminary remedy, a judicial challenge to an award or its enforcement, or unless otherwise required by law or judicial decision.  To the extent that any Party seeks injunctive or other preliminary relief, a stay or provisional remedy, confirmation of an award or any other judicial intervention, that Party shall use its best effort to have any such submission filed under seal, and to ensure that any related documents shall be designated and treated as a “Sealed Document.”  To the extent the court permits such sealing, all papers and documents filed under seal shall be filed in sealed envelopes and shall remain under seal until such time as the court, or any court of competent jurisdiction, orders otherwise.  Such Sealed Documents shall be identified with the caption of this action and a general description of the sealed contents, and shall bear the following statement which should also appear on the sealed envelope:

“CONFIDENTIAL - SUBJECT TO PROTECTIVE ORDER

Contents are confidential and are subject to a court ordered protective order governing the use and dissemination of such contents.”

The clerk of the court shall maintain such Sealed Documents separate from the public records, intact and unopened except as otherwise directed by the court.  Such Sealed Documents shall be released by the clerk of the court only upon further order of the court.

3.6          Severability.  Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be or become prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

3.7          Captions.  The various captions of this Agreement are for reference only and shall not be considered or referred to in resolving questions of interpretation of this Agreement.

3.8          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

3.9          Costs and Attorneys’ Fees.  If any action, suit, arbitration or other proceeding is instituted to remedy, prevent or obtain relief from a default in the performance by any party to this Agreement of its obligations under this Agreement, the prevailing party shall recover all of such party’s attorneys’ fees incurred in each and every such action, suit, arbitration or other proceeding, including any and all appeals or petitions therefrom.  As used in this Section, attorneys’ fees shall be deemed to mean the full and actual costs of any legal services actually performed in connection with the matters involved calculated on the basis of the usual fee charged by the attorney performing such services and shall not be limited to “reasonable attorneys’ fees” as defined in any statute or rule of court.

3.10       Judicial Interpretation.  Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any person by reason of the rule of construction that a document is to be construed more strictly against the person who itself or through its agent prepared the same, it being agreed that all parties have participated in the preparation of this Agreement.

(Signatures on Following Page)

EXECUTION COPY

IN WITNESS WHEREOF, this Agreement has been made and entered into as of the date and year first above written.

PEOPLE’S LIBERATION, INC.,
a Delaware corporation

By:	/s/ Colin Dyne
Colin Dyne
Its:	Chief Executive Officer

TENNMAN WR-T, INC.,
a Delaware limited liability company

By:	/s/ Justin Timberlake
Name:
Its:

The undersigned, Al Gossett, by his signature below, consents to serve as a member of the Board of Directors of the Company and agrees to comply with the provisions of Section 2 above with respect to such service, including, without limitation, to comply with the conditions to such service and to tender his resignation in accordance with the terms of Section 2.

/s/ Al Gossett
Al Gossett

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